Exhibit 99.1

NEWS RELEASE For Immediate Release, 4/27/2011 Contact: Susan Sutherland Toll free office: (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • Wisconsin Rapids, WI 54494

Renaissance Learning, Inc. Declares Quarterly Cash Dividend

WISCONSIN RAPIDS, WI– April 27, 2010 – Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K12 schools, announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share, payable June 1, 2011 to shareholders of record as of May 13, 2011.

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Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by more than 70,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.